Exhibit 99.3

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803 传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803 Fax: +86-591-87816904

www.allbrightlaw.com

TO:	Linkage Global Inc
P.O.Box 31119, Grand Pavilion, Hibiscus Way
802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands

September 1, 2023

Re: PRC Legal Opinion for Certain Legal Matters of the Initial Public Offering of Linkage Global Inc

We are acting as the People’s Republic of China (the “PRC,” which for the purpose of this legal opinion, does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal adviser to Linkage Global Inc (the “Company”), in connection with the Company’s initial public offering and sale of a certain number of ordinary shares (the “Ordinary Shares”) pursuant to the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Offering”).

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever (the “Opinion”).

A.	Documents Examined, Definition and Information Provided

In connection with this opinion letter, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, the Registration Statement, corporate records, certificates, approvals, and such other documents and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by the PRC Government Authorities (as defined below) and certificates issued by officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Government Authorizations” means all government authorizations, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications, and licenses required by applicable PRC Laws.

“Linkage Network” or “WFOE” means Linkage(Fujian) Network Technology Limited, a limited liability company formed in the PRC;

“Chuancheng Digital” means Fujian Chuancheng Digital Technology Limited, a limited liability company formed in the PRC, which is wholly owned by Linkage Network;

“Chuancheng Internet” means Fujian Chuancheng Internet Technology Limited, a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital;

“PRC Subsidiaries” means the WFOE, Chuancheng Digital and Chuancheng Internet;

“CSRC” means the China Securities Regulatory Commission; and

“Prospectus” means the prospectus, including all amendments and supplements thereto, that forms part of the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the PRC Subsidiaries) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1.	With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce (“MOC”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. M&A Rules require, (i) the merger and acquisition of a domestic enterprise with or by a domestic enterprise or individual, that has related party relationship with the target company, in the name of an overseas company legitimately incorporated or controlled by the domestic enterprise, enterprise or individual, shall be subject to examination and approval by MOC; and (ii) offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

The CSRC’s approval is not required for the Offering, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under this prospectus are subject to the M&A Rule; and (ii) the Company did not acquire any equity interests or assets of a “PRC domestic company” as such terms are defined under the M&A Rules.

2.	Taxation

The statements set forth under the caption “Material Income Tax Considerations” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

3.	Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in the PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against the Company or its directors and officers, if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

4.	Licenses and Permits

The PRC Subsidiaries have received from the PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied as of the date of this opinion letter.

5.	Cybersecurity Review and Overseas Listing Rules

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) were promulgated and took effect on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

Neither the Company nor any of its PRC Subsidiaries are expected to be subject to cybersecurity review, since the Company and its PRC Subsidiaries do not meet the definition of the “operator of critical information infrastructure” (“CIIO”) or “online platform operator” and do not possess personal information of over one million users. As of the date of this opinion letter, as confirmed by the Company in writing, neither the Company nor any of its PRC Subsidiaries have received any notice from any authorities identifying the Company or any of its PRC Subsidiaries as a CIIO or requiring the Company or any of its PRC Subsidiaries to undertake a cybersecurity review or otherwise been involved in any investigations on cybersecurity review initiated by the Cyberspace Administration of China.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which become effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated the Guidance Rules and Notice. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing. Direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and(ii) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China.

The Company is not required to complete filing procedure with the CSRC under the Trial Measures for the offering and listing of our Ordinary Shares, given that (i) the Company is not a domestic company; and (ii) the Offering is not an indirect overseas offering or listing as defined in the Trial Measures, because the operating revenue, total assets, or net assets, as documented in the Company’s audited consolidated financial statements for the most recent accounting year, accounted for by the PRC subsidiaries are all under 50%.

6.	Consumer Protection and Unfair Competition

As of the date of this opinion letter, the PRC Subsidiaries are in compliance with the PRC laws related to consumer protection and unfair competition. None of the PRC subsidiaries have received any notice of noncompliance by any relevant government authorities.

7.	Employment and Social Welfare

Under the Labor Contract Law of the PRC and the Regulations on Implementation of the Labor Contract Law of the PRC, a written labor contract should be concluded to establish a labor relationship. As of the date of this opinion letter, the PRC Subsidiaries have signed labor contracts with all of the employees, and there have not been any notifications of any non-compliance.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing provident funds and employers are required, together with their employees or separately, to pay the social insurance premiums and housing provident funds for their employees. In the years 2021 and 2022, the PRC Subsidiaries did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the outstanding social insurance contributions within the deadline and may be liable to pay a late payment fee which equals to 0.05% of the outstanding amount for each day of delay. The employer also may be liable to pay a fine from one to three times the amount of the outstanding contributions if it fails to make such payments. According to the Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline.

In the years of 2021 and 2022, the PRC Subsidiaries did not pay social insurance contributions and housing provident fund contributions in full for all of the employees. No administrative actions, fines or penalties have been imposed by the relevant PRC government authorities with respect to such non-compliance, nor has any order been received by the PRC subsidiaries to settle the outstanding amount of social insurance contributions and housing provident fund contributions.

8.	Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Enforceability of Civil Liabilities,” “Use of Proceeds,” “Regulations,” “Management,” “Material Income Tax Considerations,” “Dividend Policy,” and “Legal Matters,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.	Consent

We hereby consent to the use of our name under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Material Income Tax Considerations,” “Legal Matters,” and elsewhere in the Registration Statement.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion letter in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ ALLBRIGHT LAW OFFICES (FUZHOU)
ALLBRIGHT LAW OFFICES (FUZHOU)

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